Exhibit 99.1

RELIABILITY INCORPORATED REPORTS THIRD QUARTER 2003 RESULTS

HOUSTON, TEXAS, October 15, 2003 - Reliability Incorporated (Nasdaq symbol REAL) today announced a net loss for the quarter ended September 30, 2003 of $1,520,000 or $.24 per diluted share, on revenues of $478,000. Results for the third quarter of 2002 were a net loss of $962,000 or $.15 per diluted share, on revenues of $807,000. Results for the nine months ended September 30, 2003 were a net loss of $4,678,000 or $.74 per share on revenues of $1,345,000. Operations for the same period in 2002 resulted in a net loss of $3,668,000 or $.58 per share, on revenues of $3,588,000. Results for the three and nine months periods in 2002 included tax benefits of $2,019,000 and $2,718,000, respectively. The comparable periods or 2003 include no provision for tax benefits, as no carryback benefits are available. Backlog was $179,000.

Larry Edwards, President and CEO commented, "The third quarter of 2003 closed within the forecast, but the Company's revenue and the markets we serve continue to be depressed. Revenue of $478,000 was on the low end of our forecast of $450,000 to $600,000 for the third quarter of 2003. A net loss of $0.24 per diluted share was within our forecasted loss of $.22 to $.30 per share. Revenue for the third quarter of 2003 was relatively flat as compared to the fourth quarter 2002 revenue of $453,000, first quarter 2003 revenue of $428,000, and the second quarter of 2003 of $439,000, which hopefully is some indication that the markets we serve are establishing a bottom. However, third quarter 2003 revenue was down 41% as compared to the third quarter revenue of 2002 of $807,000. Bookings were up very slightly in Power Products and Testing Services in the third quarter, so the revenue forecast for the fourth quarter of 2003 is also slightly higher in these two segments. In response to the depressed revenues, the Company reduced its staffing level in Houston by 25% and lowered R&D spending by 54% in the second quarter; additional expense reductions are planned for the fourth quarter in our traditional business segments.

"In line with our goal to diversify and reduce our exposure to the semiconductor industry and the computer and telecom markets, Reliability acquired the intellectual property rights and assets that apply to manufacturing and marketing the Ezy-Load™ product line from Futura International, Inc. of Houston, Texas in the third quarter. Ezy-Load is a product that allows an individual to lift and load up to 1,000 pounds of cargo automatically into the bed of a pickup safely and easily, via a unique hydraulic system. Since Ezy-Load sells in a totally different market and to totally different customers, it should offer us some buffer against the wide swings in the electronics markets. During the past quarter, we made considerable progress in integrating the Ezy-Load product line into our existing manufacturing and engineering sections. The Company began to fabricate and assemble Ezy-Load with our existing people and equipment. Also, we were able to utilize our Symix system in order entry, purchasing, receiving, shipping, inventory, accounts payable, billing, accounts receivable, and cost accounting in its existing form with our existing people. Since we have done electro-mechanical designs for many years, the product fit easily into our design process. Since the Ezy-Load product will require a new and different marketing strategy, we have organized a separate sales and marketing section to begin marketing the product in the Houston area. Our strategy is to initially market the product in the Houston area, which has one of the highest number of pickup trucks in the U.S., and then expand into other areas after we develop the proper sales and marketing strategy. We expect to see expenses for manufacturing and marketing begin to increase in the fourth quarter of 2003, and then become more stable.

"Despite the fact that the electronics markets the Company serves have continued to be depressed, our cash was $6.0 million as of September 30, 2003, our working capital was $6.7 million, and we maintained the debt free status of the Company. Our current ratio was a strong 7.5 to 1, and our net worth was $12.6 million or $1.99 per share. In the first nine months of 2003 we continued to invest in R&D, but at a slower rate since the design for the major portion of the Criteria® 20, our next generation micrologic burn-in and test system, is essentially complete. The Company plans to continue to review its expenses and cost controls. We plan to continue to invest in the future, but at lower rates, via capital asset investments, research and development for new products and acquisitions.

"The following statements are forward looking, based on our current expectations, and actual results may differ materially. We are still concerned by the uncertainty in the global economy, and the continuing low revenues in the semiconductor industry and the semiconductor equipment industry. The U.S. test and assembly industry has now had 36 straight months of declining and/or depressed revenue and there is little concrete indication that things will improve in the next quarter or two. Therefore, we expect the Company's revenue to remain at depressed levels for the fourth quarter of 2003. We are forecasting a loss of $.25 to $.35 per diluted share for the fourth quarter of 2003, on revenues of $0.5 to $0.7 million.

"Nonetheless, we have refocused and repositioned our products and services to fit with the long-term opportunities and challenges that we expect in the future. The Company's Criteria 18-HD, Criteria 18-HP, and Criteria 20 systems provide logical solutions to semiconductor manufacturers who are manufacturing devices that require equipment that delivers higher power and offers greater heat removal. We believe that when the semiconductor industry recovers, demand for Testing Products and Services that meets these more stringent technical specifications will lead the recovery, and the Company is well positioned to meet this challenge. However, as time passes, customers continue to increase the technical specifications of the systems that they would like to purchase. Therefore, although the development of Criteria 20 is essentially complete, we must continue to develop features for our systems to keep up with the changing needs and the higher performance that is required. We have completed the acquisition of the Ezy-Load product line, and we are excited about the market potential and the balance it should bring the Company. As we go forward, we expect to reduce our expenses on our traditional business as we shift some of our emphasis to the Ezy-Load product. With a solid balance sheet and a new set of product features and services, we believe the Company is well positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially healthy and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in acquisitions, R&D and capital equipment in order to keep the Company positioned for growth in the future."

For more information, see the Company's website at www.relinc.com.

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also designs and manufactures a line of power sources, including DC-to-DC power converters and a hydraulic lift product for the automotive aftermarket.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, and changes in demand for the Company's products and services and the Company's customers' products and services and the impact of entering a new line of business (automotive aftermarket), with different marketing strategies and channels and a different customer base from the Company's historical business lines and the ultimate acceptance by the market of this new product. Actual results may materially differ from projections.

RELIABLITY INCORPORATED

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2003	2002	2003	2002
REVENUES	$1,345	$ 3,588	$ 478	$ 807
COSTS AND EXPENSES:
Cost of revenues	2,478	3,502	909	1,107
Marketing, general and administrative	2,381	3,075	774	1,005
Research and development	1,167	2,052	334	568
Asset impairment, restructuring and severance costs	237	1,455	-	1,132
Total expenses	6,263	10,084	2,017	3,812
Operating (loss)	(4,918)	(6,496)	(1,539)	(3,005)
Interest income	55	110	19	24
Other income	185	-	-	-
Income (loss) before income taxes	(4,678)	(6,386)	(1,520)	(2,981)
Provision (benefit) for income taxes	-	(2,718)	-	(2,019)
NET (LOSS)	(4,678) ====	$(3,668) =====	(1,520) ====	$ (962) =====
(LOSS) PER SHARE:
Basic	$ (.74) ====	$ (.58) =====	$ (.24) ====	$ (.15) =====
Diluted	$ (.74) ====	$ (.58) =====	$ (.24) ====	$ (.15) =====
Weighted average shares:
Basic	6,336 =====	6,336 =====	6,336 =====	6,336 =====
Diluted	6,336 =====	6,336 =====	6,336 =====	6,336 =====

RELIABILITY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
	September 30, 2003	December 31, 2002

Current assets:
Cash and cash equivalents	$ 6,038	$ 6,117
Accounts receivable	372	296
Inventories	1,196	1,326
Refundable income taxes	-	3,677
Other current assets	120	86
Total current assets	7,726	11,502
Property, plant and equipment, at cost, net of accumulated depreciation of $14,727 in 2003 and $14,130 in 2002	3,939	4,423

Investments	189	178
Assets held for sale	1,335	2,005
Goodwill	598	-
	$13,787 =====	$18,108 =====

Current liabilities:
Accounts payable	$ 221	$ 122
Accrued liabilities	766	652
Income taxes payable	20	29
Accrued restructuring costs	23	92
Total current liabilities	1,030	895

Deferred tax liabilities	141	53

Stockholders' equity:
Common stock, without par value; 20,000,000 shares authorized; 6,690,265 shares issued in 2003 and 2002	9,721	9,614
Retained earnings	3,989	8,668
Accumulated other comprehensive (loss) income	-	(28)
Less treasury stock, at cost, 354,300 shares in 2003 and 2002	$(1,094)	(1,094)
Total stockholders' equity	12,616	17,160
	$13,787 =====	$18,108 =====